Exhibit 99.1
PRESS RELEASE

Contact:
John Beck
Ardea Biosciences, Inc.
(858) 652-6523
jbeck@ardeabio.com

Media	Heidi Chokier, Ph.D.
Contact:	Russo Partners, LLC
(619) 528-2217
heidi.chokeir@russopartnersllc.com
Ardea Biosciences Reports Recent Accomplishments and Announces Second
Quarter and Year-to-Date 2009 Financial Results
SAN DIEGO, August 7, 2009 — Ardea Biosciences, Inc. (Nasdaq: RDEA), a biotechnology company focused on the development of small-molecule therapeutics for the treatment of gout, cancer, inflammatory diseases and human immunodeficiency virus (HIV), today reported recent accomplishments and financial results for the second quarter and six months ended June 30, 2009.
“Since our last quarterly update, we announced the initiation of our Phase 2 clinical development program and positive, interim Phase 2a results for RDEA594 for the treatment of hyperuricemia and gout,” commented Barry D. Quart, Pharm.D., Ardea’s president and chief executive officer. “This program is designed to demonstrate RDEA594’s broad potential to address this significant, unmet medical need and to provide us with multiple options for pivotal Phase 3 trials, which we expect to initiate in 2010.”
Recent Accomplishments
•	On July 20, 2009, we announced the initiation of a Phase 2b, randomized, double-blind, placebo-controlled, dose-response study to evaluate the safety and urate-lowering effects of 200, 400 and 600 mg of RDEA594 in a total of 140 gout patients with hyperuricemia (uric acid levels of 8 mg/dL or more). The primary efficacy endpoint is the proportion of patients whose serum urate level is less than 6 mg/dL following four weeks of treatment. This study will be conducted at multiple sites in Europe and North America, with initial results expected by the end of 2009.

•	Also on July 20, 2009, we announced the selection of RDEA684, a next-generation selective URAT1 transporter inhibitor, as a development candidate for the treatment of gout patients with hyperuricemia. Based on preclinical results, RDEA684 demonstrates many of the same positive attributes as RDEA594, but with more than 170-times greater potency against the URAT1 transporter. We have initiated preclinical development activities with respect to RDEA684 in anticipation of commencing Phase 1 studies in normal healthy volunteers in 2010.

•	On June 11, 2009, we announced positive interim results from a Phase 2a, placebo- and active-controlled, proof-of-concept study of RDEA594 in 20 gout patients with hyperuricemia (serum urate levels of 8 mg/dL or more) receiving RDEA594 200 mg once daily (QD) for one week, followed by 400 mg QD for a second week. The interim results showed that a large majority of the patients who were administered RDEA594 achieved target serum urate concentrations of less than 6 mg/dL after the first eight days of dosing. This was comparable to patients receiving a standard dose of allopurinol (300 mg QD) and significantly better than placebo. RDEA594 was also well tolerated in this study, with no premature discontinuations due to adverse events.

•	Also on June 11, 2009, we presented at the Annual European Congress on Rheumatology hosted by the European League Against Rheumatism (EULAR) data from two completed, randomized, double-blind, placebo-controlled, Phase 1 studies of RDEA594, involving over 70 normal, healthy volunteers who were administered RDEA594 at doses ranging from 5 to 600 mg. The multiple ascending-dose study of RDEA594 that evaluated once-daily doses of RDEA594 100 mg oral solution and 200 and 400 mg IR capsules given fasted or placebo over a 10-day dosing period demonstrated statistically significant reductions in uric acid that were dose-dependent and seen in all dose groups. A reduction of 45% from baseline (corrected for placebo) was observed after 10 days at the highest dose evaluated. Administration of the IR capsule with a standard breakfast improved the pharmacokinetic profile of the drug and increased the reduction in serum urate when compared to fasted conditions. RDEA594 was also well tolerated in these studies. Preclinical data were also presented at EULAR highlighting a low risk of potential drug-drug interactions when RDEA594 is administered with other renally-cleared drugs.
Clinical Development Efforts and Important Upcoming Clinical Development Milestones
•	The remaining studies in our RDEA594 Phase 2 clinical development program, including a Phase 2 study evaluating RDEA594 as an add-on to allopurinol in patients not responding adequately to allopurinol alone, a drug-drug interaction study with febuxostat (Uloric®, Takeda Pharmaceutical Company Limited; Adenuric®, Ipsen), and a study in patients with renal impairment, are expected to begin shortly.

•	We expect initial results from the RDEA594 Phase 2b study by the end of 2009.

•	In coordination with our commercial partner, Bayer HealthCare AG (Bayer), we plan to progress our ongoing Phase 1/2 study of RDEA119 in combination with sorafenib (Nexavar®, Bayer and Onyx Pharmaceuticals) and our ongoing Phase 1 monotherapy study of RDEA119 through the remainder of 2009.
Second Quarter and Year-to-Date 2009 Financial Results
As of June 30, 2009, we had $70.1 million in cash, cash equivalents, and short-term investments, compared to $57.7 million as of December 31, 2008. The increase in cash, cash equivalents and short-term investments for the first half of 2009 was due to the $35.0 million non-refundable, upfront license fee received from Bayer in the second quarter of 2009, partially offset by the use of cash to fund our clinical-stage programs, personnel costs and for other general corporate purposes.
We anticipate that our existing cash, cash equivalents, and short-term investments will be sufficient to fund our operating activities through the first quarter of 2011. This current financial projection includes forecasted expenses associated with the RDEA594 Phase 2 and Phase 3 programs anticipated for that period, combined with expense reductions from our recent restructuring. This projection does not include any milestone payments under our License Agreement with Bayer, proceeds from future partnering activities or financings, or payments to Valeant under our asset purchase agreement.

Revenues totaled $5.5 million for the three and six months ended June 30, 2009. There were no revenues for the three months ended June 30, 2008 and for the six-month period ended June 30, 2008, revenues totaled $0.3 million. The revenues earned during the first half of 2009 resulted from the recognition of a portion of the upfront, non-refundable license fee and reimbursement of third-party development costs associated with our MEK inhibitor program under the terms of our license agreement with Bayer. The $35.0 million upfront license fee is being recognized on a straight-line basis over a period of approximately 13 months, which is the anticipated timeframe the Company expects to complete all of its obligations under the license agreement. The revenue earned in fiscal 2008 resulted from the research services we provided under our master services agreement with Valeant, which has since terminated by its terms.
The net loss applicable to common stockholders for the three and six months ended June 30, 2009 was $8.0 million and $22.1 million, or $0.44 per share and $1.23 per share, respectively, compared to a net loss applicable to common stockholders for the same periods in 2008 of $15.7 million and $28.2 million, or $1.10 per share and $2.03 per share, respectively. The net loss applicable to common stockholders for the three and six months ended June 30, 2009 included non-cash charges of $1.5 million and $3.1 million, or $0.08 per share and $0.17 per share, respectively, for stock-based compensation expense. For the same period in 2008, we reported non-cash charges of $1.3 million and $2.4 million, or $0.09 per share and $0.17 per share, respectively, for stock-based compensation expense.
The decrease in net loss applicable to common stockholders between these periods was primarily a result of an increase in revenues, as noted above, and a decrease in operating expenses mainly due to reduced discovery research and clinical development expenditures as we focus our resources on our gout-related programs, RDEA594 and RDEA684. These decreases were partially offset by a decline in interest income and an increase in interest expense in connection with our growth capital loan and capital lease obligations entered into in the second half of 2008. The decrease in operating expenses was also partially offset by restructuring charges of approximately $0.7 million, primarily for severance-related costs, which were recognized in the second quarter of 2009 in connection with our restructuring plan. In combination with other employee attrition since January 1, 2009, the restructuring plan will result in a reduction of approximately 47% of our workforce, with the majority coming from discovery research and associated general and administrative personnel.
About Hyperuricemia and Gout
Gout is a painful and debilitating disease caused by abnormally elevated levels of uric acid in the blood stream. Our most advanced product candidate, RDEA594, is an inhibitor of URAT1, a transporter in the kidney that regulates uric acid excretion from the body. Approximately 90% of gout patients are considered to be under-excretors of uric acid and recent studies have shown that defects in renal transporters have been genetically linked to gout. Consequently, increasing renal excretion of uric acid by moderating URAT transporter activity may provide the most physiologically appropriate treatment for gout.
About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of gout, cancer, inflammatory diseases and human immunodeficiency virus (HIV). RDEA594, our lead product candidate for the treatment of hyperuricemia and gout, is a selective URAT1 transporter inhibitor in Phase 2 clinical development. Our next-generation development candidate for the treatment of hyperuricemia and gout, RDEA684, is currently in preclinical development in preparation for Phase 1 studies in normal healthy volunteers. RDEA119, a potent and specific inhibitor of mitogen-activated ERK kinase (MEK) and our lead product candidate for the treatment of cancer, is being developed under a global license agreement with Bayer HealthCare. RDEA119 is being evaluated as a single agent in a Phase 1 study in advanced cancer patients and in a Phase 1/2 study in combination with sorafenib (Nexavar®; Bayer HealthCare, Onyx Pharmaceuticals) in advanced cancer patients. RDEA119 has also been evaluated for potential use in inflammatory diseases in a Phase 1 study in normal healthy volunteers. RDEA806, our lead product candidate for the treatment of HIV, is a non-nucleoside reverse transcriptase inhibitor (NNRTI) that has successfully completed a Phase 2a study in HIV patients.

ARDEA BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
License fees	$5,013	$—	$5,013	$—
Sponsored research	—	—	—	260
Reimbursable research and development expenses	499	—	499	—

Total revenues	5,512	—	5,512	260

Operating expenses:
Research and development	10,725	12,923	21,721	22,892
General and administrative	2,526	3,272	5,403	6,680

Total operating expenses	13,251	16,195	27,124	29,572

Loss from operations	(7,739)	(16,195)	(21,612)	(29,312)

Other income (expense):
Interest income	119	414	255	1,021
Interest expense	(348)	(1)	(712)	(1)
Other income, net	5	51	3	186

Total other income (expense)	(224)	464	(454)	1,206

Net loss	(7,963)	(15,731)	(22,066)	(28,106)

Non-cash dividends on Series A preferred stock	—	—	—	(60)

Net loss applicable to common stockholders	$(7,963)	$(15,731)	$(22,066)	$(28,166)

Basic and diluted net loss per share applicable to common stockholders	$(0.44)	$(1.10)	$(1.23)	$(2.03)

Shares used in computing basic and diluted net loss per share applicable to common stockholders	18,004	14,345	17,927	13,843

Condensed Consolidated Balance Sheet Data
(in thousands)

		December 31,
	June 30, 2009	2008
Cash, cash equivalents and short-term investments	$70,091	$57,743
Total assets	$73,953	$61,475
Total stockholders’ equity	$28,583	$45,958

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA594, RDEA684, RDEA119, RDEA806, and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to our collaboration with Bayer and the outcome of our other business development activities. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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